Exhibit 11

                    [Letterhead of Coopers & Lybrand L.L.P.]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 on Form N-1A (No. 333-19497) of our report dated January 28, 1998 on our audit of the financial statements and financial highlights of PBHG Insurance Series Fund, Inc. as of, and for the period ended, December 31, 1997 in the Statement of Additional Information. We also consent to the reference to our Firm under the headings "Counsel and Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


/s/ COOPERS & LYBRAND L.L.P.
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2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 13, 1998